Exhibit 10.50

Certain identified information has been excluded from the exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

Date:	04/06/2018
Ref:	CAD/009/18

PRIVATE & CONIFTDENTIAL

M/s. Brooge Petroleum and Gas Investment Company FZC

P.O. Box. ND. 50170, Fujairah,

United Arab Emirates.

Dear Sirs,

Sub: FACILITY OFFER LETTER

We, First Abu Dhabi Bank, PISC-Islamic Banking Division (“FAB-ISD”), refer to your request and our recent discussions and are pleased to offer you the Islamic banking facilities detailed in Schedule (A) attached hereto (the “Facility”) subject to the terms hereinafter and the terms of the documentation to be concluded between you and FAB-ISD in relation to the Facility.

This new Facility is in addition to your existing facilities with us per below:

Facility Type	Approved Limit (AED)	Principal Outstanding (AED)
Contracts for work & forward. leave	310,718,000.00	310,718,000.00
Contracts for work & forward lease	40,800,000.00	39,600,000.00

The existing facilities as mentioned above will remain as per the existing terms & conditions unless further stated in this Facility Offer Letter.

Yours faithfully

First Abu Dhabi Bank, PJSC-Islamic Banking Division

Date:	18/6/2018	Date:	18/6/2018

We agree and accept the terms of this Facility Offer Letter (the “Offer”) including the attached schedules and agree to be bound by its terms and conditions.

Signature:

M/s. Brooge Petroleum and Gas Investment Company FZC

Date:	18/6/2018

Date:	04/06/2018
Ref:	CAD/009/18

SCHEDULE “A”

Facility	Limit (AED)	Pricing	Purpose / Tenor / Payment Source
LME Murabaha (One-off) {New}	13,000,000	1M EBOR+2.0% per annum

Purpose: To settle the accrued profit on existing facilities.

Repayment: In maximum. 15 monthly installments commencing immediately after 1 month from the date of disbursement.

Payment Source: Operating cash flow / business income of the shareholders / other sources.

Total	13,000,000	[UAE Dirham Thirteen Million only]

Securities:

1.

2.	Assignment over the shares and accounts held with FAB-ISD, to be continue.

3.	Irrevocable assignment in FAB-ISD favor over the rental income generated from the administration building financed by the FAB-ISD.

4.	All the relevant securities and/or credit support pertaining mortgage over the financed assets in favour of FAB-ISD, covering the aforementioned “Contracts for work & forward lease” facilities of AED 310.718 Million and AED 40.8 Million, shall continue and remain unchanged, and the same shall also be treated as securities and/or credit support for the above mentioned LME Murabaha facility limit of AED 13.0 Million,

Support:

1.	Direct Debit Authority from the Customer

2.	Undertaking to cover the default or shortfall, if any, in finance payment arrangement from your other sources of income.

Conditions:

1.	No outlay of funds to be permitted to the Customer for such facility.

2	Upon the completion of the construction of the over the constructed facilities (i.e. oil tanks and office/administration building located at Plot No. 130, Fujairah, U.A.E.), relevant Commercial Mortgage/ Account Pledge and Assignment over the Assets to be obtained in favour of the FAB-ISD. The Bank’s Legal to review and confirm necessary steps to ensure mortgage/lease assignment favouring the Bank in line with FOIZ laws.

3.	The Customer hereby, irrevocably & unconditionally undertakes:

Date:	04/06/2018
Ref:	CAD/009/18

a.	to cover any shortfall, if any, in finance repayment arrangement/cost overrun from other company sources;

b.	to refresh PricewaterhouseCoopers (PWC) financial feasibility report and its acceptability to the FAB-ISD; and,

c.	to provide the FAB-ISD with the independent insurance advisory report for the entire project.

d.	to provide the FAB-ISD with the monthly reports on the assets/project financed by the FAB-ISD reflecting the actual cash inflows and operating expenses.

4.	Early settlement charge at 1.0% of the total outstanding to be paid, in case of early settlement of the facility,

5.	The release of surplus funds from rental collection account will be subject to servicing the installment amount and within Bank’s discretion.

6.	To accept the terms of this Offer, please sign and return a copy hereof within 14 days from the date first written above otherwise this Offer will lapse.

7.	Without prejudice to the above paragraph and where the terms of this Offer are accepted by you in the manner stated above, this Offer shall not be binding on FAB-ISD unless documentation and formalities are completed and executed to the entire satisfaction of FAB-ISD on/or before 10/08/2018.

8.	This Offer is part of the documentation to be executed in respect of the Facility.

9.	FAB-ISD may revoke this offer letter at its sole discretion if, an event occurs or series of events occur which might have in the opinion of FAB-ISD adverse effect on your financial condition or where market conditions change, thus creating in Our sole opinion an adverse effect on our ability to offer the Facility to you on the terms of this Offer.

10.	You hereby commit yourself and undertake, in the event of any delay by way of procrastination in the payment of any instalment (advance or normal) or any other amount due to FAB-ISD on its due date, to donate to charity an amount to be added by FAB-ISD to any next instalment and calculated for the delay period on the basis of 10.0% p.a. of the overdue amount. Any delay in payment from your side shall be deemed as procrastination unless proven otherwise. The said amount shall be dispensed of for charitable purposes under the supervision of the Fatwa and Sharia’ Supervisory Board of First Abu Dhabi Bank-Islamic Banking Division, FAB-ISD shall not retain such amount nor account for it in its profits.

11.	Without prejudice to and in addition to any term or condition in any finance document which you may sign with the FAB-ISD in respect of the Facility, FAB-ISD shall hive the right to cancel the Facility at any time without liability on its part if:

a.	You fail to provide any document or information required by FAB-ISD in form and substance to the satisfaction of FAB-ISD and within the period of time specified by it.

b.	You fail to comply with any terms or condition, condition precedent, security or any other matter required from your pursuant to this Offer or pursuant to any document, contract or correspondence between you and FAB-ISD.

c.	You do not utilize the Facility within a period of 90 days from the date of this Offer regardless of any other document or contract signed between you and FAB-1SD in relation to the Facility, OR if the first draw down / utilization under the Facility did riot occur for any reason attributed to you within the dates / timelines as specified or required in the Facility approval or as notified to you by FAB-ISD from time to time.

d.	Any other event occurs which, in the reasonable opinion of FAB-ISD would jeopardize the interests of FAB-ISD or which may possibly result in a default by you under the Facility.

Date:	04/06/2018
Ref:	CAD/009/18

Following Changes in your existing facilities (2 contracts (or work and forward lease facilities) has been approved:

I.	For the “Contract for Works and Forward Late of AED310.718M”:

a.	Pricing:

Existing pricing (i.e. 3M EBOR + 3.5% p.a. minimum 5.5% pm.) has been changed to “3M EBOR + 3.0% p.a.”.

b.	Repayment:

Considering to delay in completion, repayment schedules are deferred (i.e. starting from June 2018 and final maturity March 2030).

c.	Securities and Support:

1.	Irrevocable assignment in FAB-ISD favor over the rental income generated from the administration building financed by the FAB-ISD,

2.	Debt Service Reserve Account (DSRA) in the name of the Customer to maintained with the FAB-ISD, in connection with the above-mentioned facility limit of AED 310.718 Million Such DSRA to be funded prior to the First Installment Due Date (i.e. latest by 30th June, 2018) of the facility of an amount equal to one (1) quarterly installment of the facility limit.

d.	Additional Terms & Citations:

1.	Collection Account 1, to which all terminal cash flows, will be credited through a transfer by the Customer, will be charged only in favor of the FAB-ISD.

2.	Minimum Debt Service Cover Ratio (DSCR) of 150% is required at all the times, if DSCR reaches to 120% or less, it must be triggered as an event of default.

3.	Debt Service Reserve Account (DSRA) in the name of the Customer to maintained with the FAB-ISD, in connection with the above-mentioned facility limit of AED 310.718 Million. Such DSRA to be funded prior to the First Installment Due Date (i.e. latest by 30th June, 2018) of the facility of an amount equal to one (1) quarterly installment of the facility limit.

4.	Cash sweep to the extent of 50% of the excess cash to service the debt in inverse order of maturity. However, in case the company get listed on any stock exchange, this condition will be waived subject to increase in the DSRA from 1 quarterly installment to 2 quarterly installments.

Date:	04/06/2018
Ref:	CAD/009/18

5.	Upon the completion of the construction of the over the constructed facilities (i.e. oil tanks and office/administration building located at Plot No. 130, Fujairah, U.A.E.), relevant Commercial Mortgage/ Account Pledge and Assignment over the Assets to be obtained in favor of the FAB-ISD. The FAB-ISD’s Legal to review and confirm necessary steps to ensure mortgage/lease assignment favoring the FAB-ISD in line with FOIZ laws.

6.	The Customer hereby, irrevocably & unconditionally undertakes;

a.	to cover any shortfall, if any, in finance repayment arrangement/cost overrun from other company sources;

b.	to refresh PricewaterhouseCoopers (PWC) financial feasibility report and its acceptability to the FAB-ISD: and,

c.	to provide the FAB-ISD with the independent insurance advisory report for the entire project.

II.	For the “Contract for Works and Forward Lease of AED40.8M”:

a.	Pricing:

Existing pricing (i.e. 3M EBOR + 3.5% p.a. minimum 5.5% p.a.) has been changed to “3M EBOR + 3.0% p.a.”

b.	Repayment:

Considering, to delay in completion, repayment schedules are deferred (i.e. starting from June 2018 and final maturity March 2023).

c.	Securities/Support:

1.	Debt Service Reserve Account (DSRA) in the name of the Customer to maintained with the FAB-ISD, in connection with the above-mentioned facility limit of AED 40.8 Million. Such DSRA to be funded prior to the First Installment Due Date (i.e. latest by 30th June, 2018) of the facility of an amount equal to at least one (1) quarterly installment of the facility limit.

d.	Additional Terms & Conditions:

1.	Collection Account 1, to which all terminal cash flows, will be credited through a transfer by the Customer, will be charged only in favor of the FAB-ISD.

2.	Minimum Debt Service Cover Ratio (DSCR) of 150% is required at all the times, if DSCR reaches to 120% or less, it must be triggered as an event of default.

3.	Construction cost will be turnkey/fixed cost and independent engineering consultant (technical advisor) to review the project design and construction agreement and ensure completion risk is mitigated with no escalation clause and minimum risk of cost overrun.

4.	Debt Service Reserve Account (DSRA) in the name of the Customer to maintained with the FAB-ISD, in connection with the above-mentioned facility limit of AED 40.8 Million. Such DSRA to be funded prior to the First Installment Due Date (i.e. latest by 30th June, 2018) of the facility of an amount equal to at least one (1) quarterly installments of the facility limit.

Date:	04/06/2018
Ref:	CAD/009/18

5.	Cash sweep to the extent of 50% of the excess cash to service the debt in inverse order of maturity. However, in case the company get listed on any stock exchange, this condition will be waived subject to increase in the DSRA from 1 quarterly installment to 2 quarterly installments.

6.	Upon the completion of the construction of the over the constructed facilities (i.e. oil tanks and office/administration building located at Plot No. 130, Fujairah, U.A.E.), relevant Commercial Mortgage/ Account Pledge and Assignment over the Assets to be obtained in favor of the FAB-ISD. The FAB-ISD’s Legal to review and confirm necessary steps to ensure mortgage/ lease assignment favoring the FAB-ISD in line with FOIZ Laws.

7.	The Customer hereby, irrevocably & unconditionally undertakes;

a.	to cover any shortfall, if any, in finance repayment arrangement/cost overrun from other company sources;

b.	to refresh PricewaterhouseCoopers (PWC) financial feasibility report and its acceptability to the FAB-ISD; and,

c.	to provide the FAB-ISD with the independent insurance advisory report for the entire project.

First Abu Dhabi Bank, PJSC - Islamic Banking Division

Signature:		Signature:

Date:	18/06/2018	Date:	18/06/2018

M/s. Brooge Petroleum and Gas Investment Company FZC

Signature:		Date:	18/06/2018